SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

[Amendment No.             ]

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CORTEX PHARMACEUTICALS, INC.

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CORTEX PHARMACEUTICALS, INC.

15231 Barranca Parkway

Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 1, 2005

To the Stockholders of Cortex Pharmaceuticals, Inc.:

The Annual Meeting of Stockholders of Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held at The American Stock Exchange, 86 Trinity Place, New York, New York, on Thursday, December 1, 2005 at 11:00 a.m. Eastern Standard Time, to consider and vote on the following matters described in the attached proxy statement:

(1) The election of seven (7) directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified (Proposal 1);

(2) The approval (recommended by the Board of Directors) of an Amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of the Company’s Common Stock from 50,000,000 to 75,000,000, which is important for financing future operations of the Company, including potential corporate partnering arrangements that might include an equity position in the Company as part of such agreement (Proposal 2);

(3) The ratification of the appointment of Haskell & White LLP as independent auditors of the Company for the fiscal year ending December 31, 2005 (Proposal 3); and

(4) Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on October 17, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any postponement and adjournment thereof. The stock transfer books will not be closed.

The Board of Directors welcomes the personal attendance of stockholders at the meeting. However, please sign and return the enclosed proxy, which you may revoke at any time prior to its use, whether or not you expect to attend the meeting. A self-addressed, postage prepaid envelope is enclosed for your convenience. Your proxy will not be used if you attend the meeting and choose to vote in person.

The Company has recently changed from a June 30 to a December 31 fiscal year end. As a result, much of the information in this proxy statement and accompanying materials relates to the six-month period ended December 31, 2004, rather than a full twelve-month period. The Company anticipates holding its next annual meeting in Irvine, California in late April or May 2006, after the release of the annual report for the year ending December 31, 2005.

By Order of the Board of Directors
Maria S. Messinger, CPA
Secretary

Irvine, California

October 24, 2005

CORTEX PHARMACEUTICALS, INC.

15231 Barranca Parkway

Irvine, California 92618

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 1, 2005

11:00 a.m.

Solicitation and Revocation of Proxies

The accompanying proxy is solicited by and on behalf of the Board of Directors of Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the Company will bear the cost of such solicitation. Solicitation of proxies will be primarily by mail, although some of the officers, directors and employees of the Company may solicit proxies personally or by telephone. The Company has retained Georgeson Shareholder Communications Inc. (“GSC”) as its proxy solicitation agent, and has agreed to pay GSC a fee of $7,000 plus out of pocket expenses. The Company also will reimburse brokerage houses and other custodians, nominees or fiduciaries for their expenses in sending proxy materials to their principals.

The person named as proxy was designated by the Board of Directors and is a director of the Company. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR the election as directors of the nominees proposed by the Board of Directors, FOR the approval of an Amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 to 75,000,000 and FOR the ratification of Haskell & White LLP as the Company’s independent auditors.

Any stockholder may revoke a proxy at any time before it is voted at the meeting by a proxy bearing a later date. A proxy may also be revoked by any stockholder by delivering written notice of revocation to the Secretary of the Company or by voting in person at the meeting.

This proxy statement and proxy are being mailed to stockholders of the Company on or about October 24, 2005. The mailing address of the executive offices of the Company is 15231 Barranca Parkway, Irvine, California 92618.

Voting at the Meeting

Only record holders of Common Stock of the Company at the close of business on October 17, 2005, will be entitled to notice of, and to vote at, the meeting. As of the record date, there were 32,774,958 shares of the Company’s Common Stock outstanding. The presence at the meeting of a majority of the outstanding shares, in person or by proxy relating to any matter to be acted upon at the meeting, is necessary to constitute a quorum for the meeting. Each outstanding share is entitled to one vote on all matters, except as noted below. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who vote for or against, abstain or withhold their vote from a matter, including broker non-votes, are considered stockholders who are present and entitled to vote and count toward the quorum. As used herein, “broker non-vote” means the votes that are not cast on the matter in question by a broker with respect to shares because (i) the broker has not received voting instructions from the beneficial owner on such matter and (ii) such broker lacks discretionary voting authority to vote the shares on such matter. Brokers holding shares of record for beneficial owners generally are entitled to exercise their discretion to vote on all of the matters included in this proxy unless they receive other instructions from their customers. The effect of proxies marked “withheld” as to any director nominee or “abstain” as to a particular proposal and broker non-votes on proposals Nos. 1, 2 and 3 is discussed under each respective proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The persons named in the enclosed proxy will vote to elect the seven (7) proposed nominees named below unless contrary instructions are given in the proxy. The election of directors shall be by the affirmative vote of the holders of a plurality of the shares voting in person or by proxy at the meeting. Each director is to hold office until the next annual meeting and until his successor is elected and qualified.

The names and certain information concerning the persons nominated by the Board of Directors to become directors at the meeting are set forth below. Each of the proposed nominees currently serves as a member of the Board of Directors. The Company’s Board of Directors recommends that you vote FOR the election of each of the nominees named below. It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy. Broker non-votes and proxies marked “withheld” as to one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. Although each of the persons named below has consented to serve as a director if elected and the Board of Directors has no reason to believe that any of the nominees named below will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors.

Nominees for Director

Robert F. Allnutt, 70, has been a director since December 1995 and served as Chairman of the Board from February 1999 until the appointment of Roger G. Stoll, Ph.D. on August 13, 2002. Since February 1995, Mr. Allnutt has been a senior counselor for APCO Worldwide, Inc., a public affairs and strategic communications company. Mr. Allnutt was Executive Vice President of the Pharmaceutical Manufacturers Association from 1985 until 1995 and was Vice President for Governmental Relations of Communications Satellite Corporation from 1984 until 1985. Prior to 1984, Mr. Allnutt held numerous positions in the Federal Government for 25 years, including 15 years at NASA, where his positions included Associate Deputy Administrator, the third ranking position in the agency. Mr. Allnutt serves as a member of the board of directors of the National Medals of Science and Technology Foundation, the American Hospice Foundation and F. Dohmen Company, a privately held drug wholesaler and distributor. Mr. Allnutt holds a B.S. in Industrial Engineering from the Virginia Polytechnic Institute and J.D. (with distinction) and L.L.M. degrees from George Washington University.

Charles J. Casamento, 60, was elected to the Board of Directors of the Company in July 1997. Since October 2004, Mr. Casamento has been President and Chief Executive Officer of Osteologix, Inc. a pharmaceutical company headquartered in San Francisco, California that develops products for potential use in treating osteoporosis and other bone diseases. From June 1993 to August 2004, Mr. Casamento served as Chairman, President and Chief Executive Officer of Questcor Pharmaceuticals, Inc., a biopharmaceutical company based in Union City, California. Prior to that, he was President and Chief Executive Officer of Interneuron Pharmaceuticals, a neuropharmaceutical company, from its founding in March 1989 until May 1993. From January 1986 to March 1989, he was Senior Vice President and General Manager, Pharmaceuticals & Biochemicals at Genzyme Corp., a biotechnology company. From 1970 through 1985, Mr. Casamento held senior management positions in marketing, finance and business development at Sandoz, F. Hoffmann-LaRoche, Johnson & Johnson and American Hospital Supply Corp., where he was Vice President, Business Development and Strategic Planning for the Critical Care Division. Mr. Casamento also currently holds board positions with Supergen, Inc., a publicly held pharmaceutical company, as well as the Catholic Medical Mission Board, a non-profit organization located in New York City. He holds a B.S. in Pharmacy from Fordham University, an M.B.A. from Iona College and is a licensed pharmacist.

Carl W. Cotman, Ph.D., 65, is a co-founder of the Company. He has been a Scientific Director of and consultant to the Company since October 1987, served as a director of the Company from March 1989 to October 1990, and was reelected as a director in November 1991. Dr. Cotman is currently a Professor of Neurology and Neurobiology and Behavior at the University of California, Irvine where he also held various other teaching and research positions since he began his career there in 1968. Since 1995 he has also been the Director of the Institute for Brain Aging and Dementia at the University of California, Irvine. He chaired the Scientific Advisory Council of the Alzheimer’s Association and is a member of numerous professional associations and committees, including the National Institute of Aging Task Force and the Bayer Consumer Care Nutrition Advisory Board. Dr. Cotman also serves on editorial boards such as the Journal of Alzheimer’s Disease and Other Dementias and has authored or co-authored nine books and over 670 articles in the fields of neurobiology, memory and cognition, and the basic mechanisms causing brain dysfunction in aging and the development of Alzheimer’s disease. Dr. Cotman received his B.A. in Chemistry from Wooster College, an M.A. in Analytical Chemistry from Wesleyan University, and a Ph.D. in Biochemistry from Indiana University.

Peter F. Drake, Ph.D., 51, was appointed to the Board of Directors of the Company in October 2003. Dr. Drake is currently the Managing General Partner of Mayflower Partners, a healthcare investment fund. From 1999 to 2002, he served as a Managing Director in the Equity Research Department of Prudential Securities, Inc., after Prudential acquired Vector Securities International, an investment banking firm co-founded by Dr. Drake in 1988. Vector specialized in raising capital for emerging healthcare companies and acted as an advisor in merger and alliance transactions in the healthcare area. Dr. Drake joined the investment banking firm of Kidder, Peabody & Co. as a Biotechnology Analyst in 1983, becoming a partner in 1986. He currently serves on the board of directors of Trustmark Insurance Co., a healthcare insurance provider, and The Alliance For Aging Research, a non-profit organization dedicated to supporting and accelerating medical discoveries to improve the experience of aging and health. He also serves on the board of directors of Penwest Pharmaceuticals, a publicly traded drug delivery company and on the board of TLContact, a privately held medical software company. Dr. Drake received a B.A. degree in Biology from Bowdoin College and attended the Wharton School of Business at the University of Pennsylvania. After receiving his Ph.D. in Biochemistry and Neurobiology from Bryn Mawr College, he spent three years as a Senior Research Associate in the Department of Developmental Biology and Anatomy at Case Western Reserve University.

M. Ross Johnson, Ph.D., 60, has served as a director of the Company since April 2002. Dr. Johnson is currently Chief Executive Officer and President of Parion Sciences, Inc., a privately held pharmaceutical company that he co-founded in 1999. From 1995 to 1999, Dr. Johnson served as President, CEO and CSO of Trimeris Inc., a pharmaceutical company that he took public in 1997. From 1987 to 1994, he served as Vice President of Chemistry at Glaxo Inc., where he was part of the original scientific founding team for Glaxo’s research entry into the United States. From 1971 to 1987, Dr. Johnson served in key scientific and research management positions with Pfizer Central Research. Dr. Johnson currently holds board positions with Parion Sciences, Inc., the University of California at Berkeley Chemistry Department, the University of North Carolina Education Advancement Board and is Chairman of AdventRx Pharmaceuticals, Inc., a publicly held pharmaceutical company in San Diego, California focused on anticancer and antiviral treatments. He received his B.S. from the University of California, Berkeley, and a Ph.D. in Organic Chemistry from the University of California at Santa Barbara.

Roger G. Stoll, Ph.D., 63, has served as a director of the Company since April 2002 and became Chairman, President and Chief Executive Officer of the Company in August 2002. From 2001 to 2002, Dr. Stoll served as a consultant to the venture capital industry. From 1998 to January 2001, Dr. Stoll served as Executive Vice President at Fresenius Medical Care-North America, with responsibility for the Dialysis Products Division. From 1991 to 1998, he served as President and CEO of Ohmeda Inc., a pharmaceutical and medical products company with worldwide sales of approximately $1 billion. From 1986 to 1991, Dr. Stoll served as a senior executive at Bayer AG, where he rose to the position of Executive Vice President and General Manager of the worldwide diagnostic business group. From 1976 to 1986, Dr. Stoll held positions of increasing responsibility at the American Critical Care division of American Hospital Supply Corporation (now Baxter International), including President of American Critical Care from 1981 to 1986. He started his industrial career in 1972 at The Upjohn Company, where he conducted Phase I – IV clinical pharmacology studies in humans. He obtained his B.S. in pharmacy from Ferris State University and a Ph.D. in biopharmaceutics from the University of Connecticut. He also carried out post-doctoral studies in pharmacokinetics at the University of Michigan and has published over 30 scientific papers and contributed chapters in textbooks in the field of drug kinetics. Dr. Stoll serves on the board of directors of Agensys, Inc., a privately held biotechnology company specialized in cancer therapy.

Gary D. Tollefson, M.D., Ph.D., 53, has served as a director and consultant of the Company since April 2004. Dr. Tollefson currently is Chief Executive Officer of Orexigen Therapeutics, a privately held biotechnology company. He is also a Clinical Professor of Psychiatry at the Indiana University School of Medicine, a position that he has held since April 2004, and a consultant in pharmaceutical product development and strategy for Consilium, Inc. Prior to March 2004, Dr. Tollefson was employed as a senior executive at Eli Lilly & Company for nearly 14 years, until he elected to take an early retirement. As an employee of Eli Lilly & Company, Dr. Tollefson played a key strategic role in the development of the psychopharmacologic drugs Prozac®, Zyprexa®, Straterra®, Symbyax™ and Cymbalta®. Dr. Tollefson’s other career highlights include having served as Distinguished Lilly Research Scholar and Vice President Medical-Neuroscience; President, Neuroscience Products and Vice President, Lilly Research Laboratories. Prior to joining Lilly, he was Chairman of the Department of Psychiatry, St. Ramsey Medical Center, a University of Minnesota Teaching Affiliate Hospital. Dr. Tollefson received his B.S. (Psychology), M.D. and Ph.D. (Psychopharmacology) from the University of Minnesota. Dr. Tollefson conducted his internship at St. Paul-Ramsey Medical Hospital and residency in Psychiatry at the University of Minnesota Hospitals in Minneapolis. Dr. Tollefson is certified by the American Board of Neurology and Psychiatry and the National Board of Medical Examiners. He serves on the board of directors of Cypress Bioscience, Inc., a publicly held company focused on products for the treatment of pain and central nervous disorders, and Xenoport, Inc., a publicly held company focused on developing candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. He is a member of several medical societies including a Fellow in the American College of Neuropharmacology, the American Society of Clinical Psychopharmacology, American Psychiatric Association, Society for Biological Psychiatry, American Academy of Clinical Psychiatrists and the International Psychogeriatric

Association. Dr. Tollefson serves as a journal reviewer for several medical and psychiatric journals. Dr. Tollefson has authored or co-authored over 200 peer-reviewed scientific publications, is an international speaker in medical education and been awarded 22 method of treatment patents.

Director Compensation

Each non-employee director is entitled to receive $3,000 at each Board of Directors meeting attended. Additionally, the Chairman of the Audit Committee and Compensation Committee receive $1,000 for each committee meeting attended and other members of the respective committees receive $500 for each committee meeting attended.

Under the Company’s 1996 Stock Incentive Plan, each non-employee director is automatically granted options to purchase 30,000 shares of Common Stock upon commencement of service as a director and additional options to purchase 25,000 shares of Common Stock on the date of each Annual Meeting of Stockholders. These nonqualified options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and vest in equal increments of 33% on each anniversary date of the dates of grant, and are otherwise subject to the terms and provisions of the 1996 Stock Incentive Plan.

The above cash compensation and nonqualified option grant provisions do not apply to non-employee directors who serve on the Board of Directors to oversee an investment in the Company. Compensation for such non-employee directors, if appropriate, is determined separately. As of December 31, 2004, none of the Company’s directors served on the Board of Directors in such capacity.

Executive Officers

Dr. Stoll was appointed as the President and Chief Executive Officer of the Company on August 13, 2002. The biographical summary for Dr. Stoll has been presented earlier. The other Executive Officers of the Company include Maria S. Messinger, James H. Coleman, Gary A. Rogers, Ph.D. and Harry H. Mansbach, M.D., all of whom report directly to Dr. Stoll.

Maria S. Messinger, 38, was appointed Vice President, Chief Financial Officer and Corporate Secretary of the Company in December 1999. She has served as Controller of the Company since September 1994. From August 1989 to September 1994, Ms. Messinger served in a progression of positions at Ernst & Young LLP, including her most recent position as an Audit Manager. She holds a B.A. from the School of Business Administration and Economics at California State University, Fullerton and is a Certified Public Accountant in California.

James H. Coleman, 64, became Senior Vice President of Business Development in May 2000. Prior to joining the Company, Mr. Coleman was President and Senior Partner of Diversified Healthcare Management, Inc. (“DHM”), a biopharmaceutical and biotechnology consulting firm that he founded in 1997. From March 1999 to May 2000, the Company was a client of DHM. During 1996, Mr. Coleman served as Vice President of Commercial Development at CoCensys, Inc., a biotechnology company, where he directed strategic planning and external business development. Mr. Coleman was also employed as an executive at Pharmacia & Upjohn, Inc. for over 25 years, where he acquired extensive management expertise in new product development, global strategic marketing, sales, CNS research and clinical research trial methodologies. Mr. Coleman holds a B.S. in Applied Biology from the University of Rhode Island.

Gary A. Rogers, Ph.D., 60, was appointed Senior Vice President, Pharmaceutical Research in July 2000 and has served as Vice President, Pharmaceutical Discovery since June 1995. In February 1994, he founded Ligand Design, a private contract design and synthesis firm located in Santa Barbara, California. From 1987 to 1994, Dr. Rogers served as an Associate Research Biochemist at the University of California, Santa Barbara. Prior to that, he held a succession of research and faculty positions at universities in the United States and abroad, including three years as an Adjunct Professor of bio-organic chemistry under Dr. Paul Boyer at the University of California, Los Angeles and four years as an Assistant Professor at the University of Texas. Dr. Rogers is a co-inventor of the AMPAKINE® family of AMPA receptor modulating compounds. He holds a B.S. degree in Organic Chemistry from the University of California, Los Angeles and a Ph.D. in Bio-organic Chemistry from the University of California, Santa Barbara and is the author or co-author of more than 50 publications.

Harry H. Mansbach, M.D., 39, was appointed Chief Medical Officer and Vice President, Clinical Development in August 2004. Prior to joining the Company, from June 1998 to August 2004, Dr. Mansbach served as a Senior Clinical Research Physician at Glaxo Wellcome (“GW”) / GlaxoSmithKline (“GSK”). At GW, Dr. Mansbach gained valuable insight into the medical and commercial aspects of the drug life-cycle by working on marketed compounds such as Imitrex® and Lamictal®. In GSK, the successor company to GW, his team was responsible for clinical development input and implementation for a wide variety of compounds ranging from pre-clinical testing through phase III and covering a broad range of neuroscience disease areas. From July 1996 to June 1998, Dr. Mansbach was a member of the Department of Neurology senior staff in the Henry Ford Health System in Detroit, Michigan. Dr. Mansbach received a B.A. degree in Philosophy from Yale University and an M.D. from Duke University School of Medicine. Dr. Mansbach accomplished his neurology residency at the University of Michigan Health System and completed subspecialty fellowship training in cerebrovascular diseases at the Henry Ford Hospital in Detroit, Michigan. He is board certified in neurology.

Other Key Employees

Steven A. Johnson, Ph.D., 53, was named Vice President of Preclinical Development in January 2004 and has served as Director, Clinical Research from 2000 to 2003 and Director, Biological Research of the Company from 1995 to 2000. From 1989 to 1994, Dr. Johnson was a Research Assistant Professor in the School of Gerontology at the University of Southern California. Prior to that, he conducted research in the field of the molecular biology of development at the California Institute of Technology in Pasadena, and in the field of molecular biology of Alzheimer’s disease at the University of Southern California. A recipient of numerous post-doctoral grants, Dr. Johnson has published more than 50 scientific papers. He received his B.S. in Food Science from Oregon State University and his Ph.D. in Molecular Biology from Purdue University.

Scientific Consultants

In addition to Drs. Cotman and Tollefson, whose biographical summaries have been presented earlier, the other key scientific consultant to the Company is Gary S. Lynch, Ph.D. Arvid M. Carlsson, M.D., Ph.D. serves as a consultant to the Board of Directors.

Gary S. Lynch, Ph.D., 61, is a co-founder of the Company. He has been a Scientific Director of and consultant to the Company since October 1987 and served as a director of the Company from March 1988 to March 1989 and again from December 1994 to December 1995. Dr. Lynch has been a Professor in the Department of Psychiatry at the University of California, Irvine since 1981, and has held various other teaching and research positions at that University since 1969. Dr. Lynch has authored or co-authored nearly 600 research publications in the areas of neurobiology, cognition and memory. Dr. Lynch holds a B.A. from the University of Delaware and a Ph.D. from Princeton University. He is a co-founder of Synaptics, Inc., a publicly held company in the information technology industry, and Thuris Corporation, a privately held company.

Arvid Carlsson, M.D., Ph.D., 81, has been a consultant to the Company since April 2002. A co-recipient of the 2000 Nobel Prize for Medicine, Dr. Carlsson is Professor Emeritus at the University of Göteborg, and is a member of the Swedish Academy of Sciences and a foreign affiliate of the U.S. National Academy of Sciences. Dr. Carlsson has authored several hundred articles, which have helped to form the basis of modern neuropsychopharmacology. In 1975, he was elected as a Foreign Corresponding Fellow of The American College of Neuropsychopharmacology. In addition to the Nobel Prize, he has been the recipient of The Japan Prize in Psychology and Psychiatry, The Research Prize of the Lundbeck Foundation (Denmark) and the Lieber Prize (USA) for research in schizophrenia. Dr. Carlsson’s memberships include Member of the Academia Europaea, Member of the Royal Swedish Academy of Sciences, Honorary Fellow of the World Federation of Societies of Biological Psychiatry, Honorary Foreign Associate of the Institute of Medicine, National Academy of Sciences, U.S.A. and Honorary Member of the German Society of Biological Psychiatry. Dr. Carlsson received his M.D. and Ph.D. in Pharmacology from the University of Lund, Sweden.

Corporate Governance

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. The Board of Directors previously implemented the following policies and procedures:

•	Independent Directors. A majority of members of the Board of Directors are “independent” directors, as that term is defined under Section 121A of the AMEX Company Guide. The Board has affirmatively determined that the following five directors are independent: Robert F. Allnutt, Charles J. Casamento, Carl W. Cotman, Peter F. Drake and M. Ross Johnson.

•	Audit Committee. Each member of the Company’s standing Audit Committee is an “independent” director under Section 121A of the AMEX Company Guide and as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The Company’s Audit Committee is described in further detail below under the heading “Board Committees.”

•	Compensation Committee. Each member of the Company’s standing Compensation Committee is an “independent” director under Section 121A of the AMEX Company Guide. The Company’s Compensation Committee is described in further detail below under the heading “Board Committees.”

•

Nominating Process. The Company does not have a standing Nominating Committee or committee performing similar functions. Rather, all of the directors may participate in the selection of director nominees, subject to the approval of a majority of the “independent” directors on the Board of Directors, as such term is defined in Section 121A of the AMEX Company Guide. The Board of Directors of the Company believes that it is appropriate not to have a Nominating Committee because the selection of new directors is one of the most important responsibilities that it has to the Company’s stockholders. As a result, all of the members of the Board of Directors believe that it is their responsibility to participate in the selection of new directors. Accordingly, the Board of Directors has determined that the full Board of Directors shall perform the director nomination functions and the Board of Directors has adopted the procedures detailed below under the heading “Director Nomination Process” to outline the responsibilities and powers of, and to provide guidelines for, the Board of Directors when performing its nomination functions. The Board of Directors operates under these referenced guidelines, a copy of which was filed with the Company’s proxy statement for the 2004 Annual Meeting of Stockholders, in lieu of a written charter.

•	Stockholder Communications. Stockholders may communicate with the Board of Directors, its Committees or any of the individual directors by sending written communications addressed to the Board of Directors, a Committee or any of the individual directors, c/o Chief Financial Officer, Cortex Pharmaceuticals, Inc., 15231 Barranca Parkway, Irvine, California 92618. All communications are compiled by the Chief Financial Officer and forwarded to the Board of Directors, Committee or the individual director(s) accordingly. The Chief Financial Officer will acknowledge receipt to the sender, unless the sender has submitted the communication anonymously.

•	Director Attendance at Annual Meeting of Stockholders. Directors are strongly encouraged to attend annual meetings of the Company’s stockholders. Six of the Company’s seven directors attended the Company’s annual meeting in 2004.

•	Code of Ethics. In compliance with Section 406 of the Sarbanes-Oxley Act of 2002 and the AMEX corporate governance listing standards, the Company has adopted a Code of Business Conduct and Ethics, which covers all directors and employees, including its principal executive and financial officers. Any amendment or waiver to its Code of Business Conduct and Ethics that applies to its directors or executive officers will be posted on its website at www.cortexpharm.com or in a report filed with the Securities and Exchange Commission on Form 8-K. A copy of its Code of Business Conduct and Ethics is available free of charge upon written request to its Corporate Secretary at 15231 Barranca Parkway, Irvine, California 92618.

•	Indebtedness of Management. The Company complies with and will operate in a manner consistent with recently-enacted legislation outlawing extensions of credit in the form of a personal loan to or for its directors and executive officers.

•	Stock Ownership Policy for Directors and Executive Officers. To better align the interests of the Company’s directors and Executive Officers with those of its stockholders, to create ownership focus and to build long-term commitment, the Company has adopted a common stock ownership policy for its directors and Executive Officers. The policy requires directors and Executive Officers to acquire and maintain ownership of at least 30,000 shares of the Company’s common stock before December 16, 2007, or within three years of commencement of service as a director or Executive Officer, whichever is later. Thereafter, the policy provides for the withholding of fees in the case of directors, and the withholding of salary increases and bonus payments in the case of Executive Officers, until the share ownership level has been achieved by such director or Executive Officer.

Board Committees

Audit Committee. The Audit Committee meets with the Company’s independent auditors and management to prepare for and to review the results of the annual audit and to discuss the annual and quarterly financial statements, earnings releases and related matters. The Audit Committee, among other things, (i) selects and retains the independent auditors, (ii) reviews with the independent auditors the scope and anticipated cost of their audit, and their independence and performance, (iii) reviews accounting practices, financial structure and financial reporting, (iv) receives and considers the auditor’s comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, (v) reviews and pre-approves all audit and non-audit services provided to the Company by the independent auditors, and (vi) reviews and pre-approves all related-party transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. In November 2004, the Company’s Board of Directors approved a change in the Company’s fiscal year end from a twelve-month period ending June 30 to a twelve-month period ending December 31. During the six months ended December 31, 2004 and through the date of this proxy statement, the Audit Committee consisted of Dr. Drake as Chairman of the Committee, Mr. Casamento and Dr. Johnson. None of Dr. Drake, Mr. Casamento, or Dr. Johnson is or has been an officer or employee of the Company and in all other respects meets the qualifications of an “independent” director under Section 121A of the AMEX Company Guide and as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The Audit Committee held two (2) meetings with the independent auditors during the six months ended December 31, 2004 to discuss the annual audit of the financial statements for the fiscal year ended June 30, 2004 (prior to the change in the Company’s fiscal year end to December 31), and the review of the financial statements for the quarter ended September 30, 2004. The Audit Committee held one (1) additional meeting during the six months ended December 31, 2004 to ratify the decision to change the Company’s fiscal year end and to change its independent auditors from Ernst & Young LLP to Haskell & White LLP. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which was filed with the Company’s proxy statement for the 2004 Annual Meeting of Stockholders. The Company’s Board of Directors has determined that Dr. Drake, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” under rules promulgated by the Securities and Exchange Commission.

Compensation Committee. The functions of the Compensation Committee include, without limitation, administering the Company’s incentive ownership programs and approving the compensation to be paid to the Company’s directors and executive officers. The Compensation Committee held two (2) meetings during the six months ended December 31, 2004 and was comprised of, and through the date of this proxy statement consists of, Dr. Johnson as Chairman of the Committee, Dr. Cotman and Mr. Allnutt. None of Dr. Johnson, Dr. Cotman or Mr. Allnutt is or has been an officer or employee of the Company and in all other respects meets the qualifications of an “independent” director under Section 121A of the AMEX Company Guide. The Compensation Committee operates under a formal charter adopted by the Board of Directors, a copy of which was filed with the Company’s proxy statement for the 2004 Annual Meeting of Stockholders.

Director Nomination Process

Director Nominating Process. In identifying potential nominees, the Board will seek recommendations from existing directors and from management. In addition, the Board will consider candidates that may be recommended by the Company’s stockholders in accordance with the procedures described below. In considering the nominees, the Board will consider, among other factors, the potential nominee’s character and integrity, independence, experience and knowledge, and willingness and ability to participate in the Board’s activities. The Board of Directors does not evaluate nominees recommended by stockholders differently from its evaluation of other director nominees.

The Board of Directors screens the candidates, does reference checks, prepares a biography for each candidate for the Board of Directors to review and conducts interviews. Members of the Board of Directors, including the Company’s Chief Executive Officer, interview candidates that meet the criteria and the Board of Directors, with the approval of a majority of the “independent” directors (as defined under Section 121A of the AMEX Company Guide), selects nominees best suited to serve on the Board of Directors.

Stockholder Recommendations of Board Candidates. The Board of Directors will consider director candidates recommended by the Company’s stockholders. Any stockholder desiring to submit a recommendation for consideration by the Board of Directors of a candidate that such stockholder believes is qualified to be a director nominee at any upcoming stockholder meeting may do so by submitting that recommendation in writing to the Board of Directors, c/o Chief Financial Officer, Cortex Pharmaceuticals, Inc., 15231 Barranca Parkway, Irvine, California 92618, not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to the Company’s stockholders. No director nominations by stockholders have been received as of the filing of this proxy statement.

The recommendation should be accompanied by the following information: (i) the name and address of the nominating stockholder and the recommended potential nominee; (ii) a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote in the election of the Company’s directors, together with information as to the number of shares that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the candidate’s nomination; (iii) a description of any arrangements or understandings, relating to the election of the Company’s directors, that may exist between the nominating stockholder, or any person that controls, or is controlled by, or is under common control with, such stockholder, and ay other person or persons (naming such person or person); (iv) such other information regarding each such candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the written consent of each such recommended candidate to be named as a nominee and, if nominated by the Board of Directors and elected, to serve as a director.

Attendance at Meetings

During the transitional six months ended December 31, 2004, the Board of Directors held a total of three (3) meetings. Additionally, during the prior fiscal year ended June 30, 2004, the Board of Directors held a total of five (5) meetings. No member of the Board of Directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of the committees of which he was a member during each of the foregoing periods.

Executive Compensation

The following table sets forth summary information concerning compensation paid or accrued by the Company for services rendered during the six months ended December 31, 2004 and the three fiscal years ended June 30, 2004, to the Company’s Chief Executive Officer, Chief Financial Officer, Senior Vice President of Business Development, Senior Vice President of Pharmaceutical Research and Chief Medical Officer (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Year		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs(#)
Roger G. Stoll, Ph.D. (1)	2004	*	138,000	63,000	52,000	—	300,000
President, Chief	2004		240,000	—	72,000	—	600,000
Executive Officer	2003		212,769	—	63,000	—	600,000

Maria S. Messinger, CPA (2)	2004	*	88,375	28,700	—	—	100,000
Vice President, Chief	2004		162,540	—	—	—	75,000
Financial Officer and	2003		150,000	—	—	—	50,000
Corporate Secretary	2002		136,815	—	—	—	—

James H. Coleman (3)	2004	*	114,279	29,400	—	—	100,000
Senior Vice President of	2004		200,000	28,500	—	—	75,000
Business Development	2003		190,000	40,000	—	—	100,000
	2002		187,391	—	—	—	50,000

Gary A. Rogers, Ph.D. (4)	2004	*	105,000	31,500	—		100,000
Senior Vice President of	2004		200,000	—	—	—	75,000
Pharmaceutical Research	2003		190,000	—	—	—	50,000
	2002		185,833	35,000	—	—	40,000

Harry H. Mansbach, M.D. (5)	2004	*	93,872	15,055	60,854	213,000	400,000
Chief Medical Officer and
Vice President, Clinical
Development

*	Represents information for the transitional six-month period ended December 31, 2004.

(1)

Dr. Stoll was appointed as President and Chief Executive Officer of the Company in August 2002. From February through August 2003, Dr. Stoll agreed to accept stock options in lieu of a portion of his base salary. For those options granted from February through June 2003, the value of the options on the date of grant, or $20,000, has been reported with his salary in the table above for the fiscal year ended June 30, 2003. Similarly, for those options granted in July and August 2003, the value of these options on the date of grant, or $8,000, has been reported with his salary in the table above for the fiscal year ended June 30, 2004. Beginning in May 2003, Dr. Stoll voluntarily deferred his entire base salary, as previously reduced. The amount accrued for Dr. Stoll’s deferral in May and June 2003, or $32,000, is reported with his salary for fiscal year 2003 in the table above. Subsequent to the fiscal year ended June 30, 2003, Dr. Stoll agreed to accept stock options in lieu of this deferred salary. Options to purchase 14,545 shares of the Company’s common stock were issued to Dr. Stoll, representing $64,000 of salary deferred (including $32,000 deferred as of June 30, 2003 and another $32,000 deferred from August to September 2003), divided by the closing sale price of the Company’s common stock on the date that Dr. Stoll’s salary was re-instated in September 2003. The value of the options granted in lieu of his salary for the months of July and August 2003, or $32,000, has been included with his salary in the table above for the fiscal year ended June 30, 2004. Amounts reported for Other Annual Compensation represent accrued or paid relocation reimbursements and costs of living allowances associated with assuming a residence in the southern California area, as included in his employment agreement.

(2)	Ms. Messinger agreed to accept stock options in lieu of a portion of her base salary from February 2003 through August 2003. For those options granted from February through June 2003, the value of the options on the date of grant, or $12,500, has been reported with her salary in the table above for the fiscal year ended June 30, 2003. Similarly, for those options granted in July and August 2003, the value of these options on the date of grant, or $5,000, has been reported with her salary in the table above for the fiscal year ended June 30, 2004.

(3)	Mr. Coleman agreed to accept stock options in lieu of a portion of his base salary from February 2003 through August 2003. For those options granted from February through June 2003, the value of these options on the date of grant, or $15,833, has been reported with Mr. Coleman’s salary in the table above for the fiscal year ended June 30, 2003. During 2003, Mr. Coleman also agreed to accept stock options in lieu of the cash bonus provided in his employment agreement. The value of these options on the date of grant, or $40,000, has been reported as Mr. Coleman’s bonus in the table above for the fiscal year ended June 30, 2003. For the options issued in July and August 2003 in lieu of a portion of his base salary, the value of the options on the date of grant, or $6,333, has been reported with Mr. Coleman’s salary in the table above for the fiscal year ended June 30, 2004.

(4)	Dr. Rogers agreed to accept stock options in lieu of a portion of his base salary from February 2003 through August 2003. For those options granted from February through June 2003, the value of these options on the date of grant, or $15,833, has been reported with Dr. Roger’s salary in the table above for the fiscal year ended June 30, 2003. Similarly, for those options granted in July and August 2003, the value of these options on the date of grant, or $6,333, has been reported with his salary in the table above for the fiscal year ended June 30, 2004.

(5)	Dr. Mansbach was appointed as Chief Medical Officer and Vice President, Clinical Development in August 2004. Amounts reported for Other Annual Compensation represent paid or accrued amounts for Dr. Mansbach’s relocation reimbursements. In connection with his employment Dr. Mansbach was awarded 100,000 shares of the Company’s restricted stock, which shares had a fair market value on the date of issuance of $213,000. The restricted shares vest in equal installments over a four-year period from the award date and do not accrue dividends.

Option Matters

Option Grants. The following table sets forth certain information concerning grants of stock options to the Company’s Named Executive Officers in the Summary Compensation Table during the transitional six-month period ended December 31, 2004.

Option Grants in Transitional Six Months Ended December 31, 2004

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year (1)	Exercise Price($/Sh)	Expiration Date	5%($)	10%($)
Roger G. Stoll, Ph.D.	300,000	21%	2.68	12/16/14	505,716	1,281,576

Maria S. Messinger, CPA	100,000	7%	2.68	12/16/14	168,572	427,192

James H. Coleman	100,000	7%	2.68	12/16/14	168,572	427,192

Gary A. Rogers, Ph.D.	100,000	7%	2.68	12/16/14	168,572	427,192

Harry H. Mansbach, M.D.	400,000	28%	2.13	08/30/14	535,908	1,358,088

*	Less than one percent

(1)	Options to purchase an aggregate of 1,454,275 shares of Common Stock were granted to employees, including the Named Executive Officers, during the transitional six-month period ended December 31, 2004.

Option Exercises. The following table sets forth certain information concerning the exercise of options by the Company’s Named Executive Officers during the transitional six-month period ended December 31, 2004 including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2004. Also reported are the values for “in the money” options which represent the positive spread between the exercise prices of any such existing stock options and $2.71, the closing price of Common Stock on December 31, 2004, as reported by The American Stock Exchange.

Aggregated Option Exercises in Transitional Period

and Transitional Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($) (market price at exercise less exercise price)	Number of Securities Underlying Unexercised Options at FY-End(#) Exercisable Unexercisable			Value of Unexercised In-the-Money Options at FY-End($) Exercisable Unexercisable
Roger G. Stoll, Ph.D.	0	$0	1,123,861		443,334	$935,771	$266,635
Maria S. Messinger, CPA	0	0	177,488		166,666	241,472	35,665
James H. Coleman	0	0	384,597	(1)	183,333	283,482	68,333
Gary A. Rogers, Ph.D.	0	0	315,597		166,666	308,342	35,665
Harry H. Mansbach, M.D.	0	0	0		400,000	0	232,000

(1)	Includes options to purchase 50,000 shares of Cortex Common Stock granted to Diversified Healthcare Management, the firm Mr. Coleman worked for as a consultant to Cortex prior to his employment at the Company in May 2000.

Employment and Consulting Agreements

Roger G. Stoll, Ph.D. has served as a director of the Company since April 2002 and became Chairman, President and Chief Executive Officer of the Company in August 2002. His employment agreement originally included a three-year term, was subsequently amended to include another three-year term expiring in August 2008 and currently calls for a base salary of $312,000 per year, subject to annual review by the Compensation Committee of the Board of Directors. In connection with his employment, Dr. Stoll was granted options to purchase 600,000 shares of Common Stock at an exercise price of $0.78 per share, representing 100% of the fair market value as of the date of grant. Of the 600,000 options granted, 200,000 options vested immediately. Another 200,000 options vested upon securing the amendment to the Company’s agreement with its collaborative partner, Servier, in October 2002. The remaining 200,000 options shall vest in monthly equal increments over a four-year period commencing August 13, 2003, subject to accelerated vesting based upon the achievement of pre-determined milestones. Under the terms of his employment agreement, in the event of termination of his employment, under certain circumstances Dr. Stoll is entitled to compensation equal to twelve-months of his then current salary. In addition, in the event of his termination of employment, in certain circumstances, any unvested options granted to Dr. Stoll in connection with his employment, as detailed above, may be subject to accelerated vesting and remain exercisable for the remainder of the original option term.

Maria S. Messinger joined the Company as Controller in September 1994 and was named as Vice President, Chief Financial Officer and Corporate Secretary in December 1999. Under the terms of her severance agreement, in the event of termination of her employment, under certain circumstances Ms. Messinger is entitled to receive compensation of twelve months of her then current annual base salary, which is currently $195,000.

James H. Coleman joined the Company as Senior Vice President, Business Development in May 2000. His employment agreement, as amended, calls for a base salary of $220,500 per year with an annual bonus of up to 50% of his annual base salary, at the discretion of the Chief Executive Officer and subject to approval by the Compensation Committee of the Board of Directors of the Company. In connection with his employment, Mr. Coleman was granted options to purchase 125,000 shares of Common Stock at an exercise price of $3.02 per share, representing 100% of the fair market value as of the date of grant. The options vest in equal annual installments over a three-year period and have a ten-year term. In the event of termination of his employment, Mr. Coleman is entitled, under certain circumstances, to receive compensation of twelve months of his then current salary.

Gary A. Rogers, Ph.D. joined the Company as Vice President, Pharmaceutical Discovery in June 1995 and was named Senior Vice President in July 2000. Under the terms of his employment agreement, as amended to date, Dr. Rogers receives an annual base salary of $210,000 and is eligible to receive a bonus of up to 50% of his annual base salary at the discretion of the Chief Executive Officer and subject to the approval of the Compensation Committee of the Board of Directors. Additionally, in the event that the Company commercializes a compound developed by or under the supervision of Dr. Rogers, he may be eligible to receive royalties based on net sales, as defined and subject to adjustment, of products containing that compound. In the event that Dr. Rogers’ employment is terminated, under certain circumstances he is entitled to compensation equal to eighteen months of his then current salary.

Harry H. Mansbach, M.D., joined the Company as Vice President, Clinical Development and Chief Medical Officer in August 2004. His employment letter is terminable at will by the Company or Dr. Mansbach and calls for a base salary of $275,000 per year with an annual bonus, at the discretion of the Board of Directors of the Company, of up to 30% of his base salary. In connection with his employment, Dr. Mansbach was granted (i) options to purchase 400,000 shares of Common Stock at an exercise price of $2.13 per share, and (ii) 100,000 restricted shares of Common Stock valued at $2.13 per share, each of (i) and (ii) representing 100% of the fair market value as of the date of grant. The options vest in equal annual installments over a three-year period and have a ten-year term. The shares of restricted stock vest in equal installments over a four-year period. In addition to the foregoing, Dr. Mansbach received a one-time $10,000 bonus to cover relocation expenses and was reimbursed for real estate closing fees, sales commissions and moving costs equal to approximately $13,500 in the aggregate. Pursuant to the terms of the employment letter, Dr. Mansbach also receives a mortgage interest subsidy during his employment over five years in the form of a monthly payment, whereby the Company will pay 5% of the principal amount of a mortgage (not to exceed $1,000,000) on his primary residence during the first year, which amount declines by 1% each year thereafter, and which amount is grossed up by a factor of 1.6 to cover Dr. Mansbach’s additional income tax liabilities. For the period from the beginning of his employment through December 31, 2004, Dr. Mansbach received approximately $24,700 of mortgage interest subsidy from the Company. In the event of termination of Dr. Mansbach’s employment in connection with or following a change in control of the Company (as defined in the Company’s 1996 Stock Incentive Plan), under certain circumstances he is entitled to receive compensation equal to twelve months of his then current salary plus continued employee benefits for a period of twelve months thereafter. In addition, in the event of his termination of employment, in certain circumstances, any unvested options or restricted shares granted to Dr. Mansbach in connection with his employment, as detailed above, may be subject to accelerated vesting.

Drs. Carl W. Cotman and Gary S. Lynch (both of whom are co-founders and Scientific Directors of the Company) have each entered into a consulting agreement with the Company. Dr. Lynch receives a consulting fee of $65,000 per year and Dr. Cotman receives a consulting fee of $23,000 per year. The term of each consulting agreement commenced in November 1987 and will continue until terminated by the respective parties thereto. The consulting agreements obligate the respective consultants to make themselves available to the Company for consulting and advisory services for an average of three days per month.

Dr. Gary D. Tollefson has entered into a consulting agreement with the Company pursuant to which he receives a retainer of $9,000 per month. The consulting agreement obligates Dr. Tollefson to be available for up to three eight-hour work days per month at such times and places reasonably agreed to between the parties. The term of his consulting agreement commenced in April 2004 and will continue for a period of twenty-four months thereafter, unless earlier terminated by either the Company or Dr. Tollefson upon 30 days’ prior notice. In connection with his engagement as a consultant, Dr. Tollefson was granted options to purchase 150,000 shares of Common Stock at an exercise price of $2.20 per share, representing 100% of the fair market value as of the date of grant. The options vest in equal annual installments over a three-year period and have a ten-year term.

Compensation Committee Interlocks and Insider Participation

For the transitional six months ended December 31, 2004, members of the Company’s Compensation Committee consisted of Dr. M. Ross Johnson, Dr. Carl W. Cotman and Mr. Robert F. Allnutt, none of whom has served as an executive officer or employee of the Company or any of its subsidiaries for the five years ended December 31, 2004. Dr. Cotman, a co-founder and Scientific Director of the Company, has a consulting agreement with the Company whereby he receives a consulting fee of $23,000 per year, as disclosed above under the heading “Employment and Consulting Agreements.” The Company is not aware of any “compensation committee interlocks” that existed during the six months ended December 31, 2004.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Company’s compensation policies applicable to its executive officers are approved by the Compensation Committee of the Board of Directors. The Compensation Committee is currently made up of three non-employee directors, including Dr. M. Ross Johnson, Dr. Carl W. Cotman and Mr. Robert F. Allnutt.

The Company’s executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value. The programs are designed to enhance stockholder value by aligning the financial interests of the executive officers of the Company with those of its stockholders. A copy of the charter for the Compensation Committee was filed with the Company’s proxy statement for the 2004 Annual Meeting of Stockholders. The following report on executive compensation is furnished by the Compensation Committee for the six months ended December 31, 2004.

General Compensation Policy

The Company’s compensation policy is designed to attract and retain qualified key executives critical to the Company’s success and to provide such executives with performance-based incentives tied to the achievement of Company milestones. One of the primary objectives is to have a substantial portion of each executive officer’s total compensation contingent upon the Company’s performance as well as upon the individual’s contribution to the Company’s success as measured by his or her personal performance. Accordingly, each executive officer’s compensation package is comprised primarily of three elements: (i) base salary which reflects individual performance and expertise and is designed to be competitive with salary levels in the industry; (ii) variable performance awards payable in cash, stock or stock options and tied to the Company’s achievement of certain goals; and (iii) long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and the Company’s stockholders.

Factors

The principal factors that the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the six months ended December 31, 2004 are summarized below. However, the Compensation Committee may in its discretion apply different factors, particularly different measures of financial performance, in setting executive compensation in future fiscal years.

Base Salary

The base salary levels for the executive officers were recommended by the Compensation Committee and established by the Board of Directors for the six months ended December 31, 2004 on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions (as defined by salary surveys comprising companies of similar size within the pharmaceutical/biotech fields with which the Company competes for executive talent), and internal comparability considerations. Although the Compensation Committee reviewed various compensation surveys, the Compensation Committee did not rely solely upon any specific survey for comparative compensation purposes. Instead, the Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent.

Annual Incentive Compensation

The Compensation Committee, in consultation with the Chief Executive Officer (except where the Chief Executive Officer’s compensation is being determined), may award annual incentives based upon performance targets to executive officers and other employees. The Compensation Committee may also award bonuses in cases where such performance targets are not met if it determines that the circumstances warrant such action. For the transitional six-month period ended December 31, 2004, the performance targets for the executive officers included securing an additional strategic alliance, completing a private placement of the Company’s Common Stock and achieving progress milestones in clinical trials. The weight given to each factor varied from individual to individual. Additionally, each executive officer has a discretionary portion of the annual incentive linked to achievement of non-financial goals, which differ depending upon the responsibilities of the executive officer in question.

Long-term Incentive Compensation

The 1996 Stock Incentive Plan also provides the Compensation Committee with the ability to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the executive officer’s tenure, level of responsibility and relative position in the Company. Stock options totaling 1,754,275 shares were granted to employees, non-employee directors and consultants during the transitional six-month period ended December 31, 2004, of which 1,000,000 were granted to the executive officers. The exercise price for the stock options is no less than the fair market value of the stock on the date of the grant. Options generally vest at a rate of 33 1/3% per year starting on the anniversary date of the option grant and are contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company’s employment and the market price of the Company’s Common Stock appreciates over the option term.

CEO Compensation

The salary and performance bonus of Dr. Roger G. Stoll, the Company’s Chief Executive Officer, is determined in accordance with Dr. Stoll’s employment agreement with the Company (see “Employment and Consulting Agreements,” above).

Policy Regarding Section 162(m) of the Internal Revenue Code

The Compensation Committee has reviewed the Company’s executive compensation plans to determine if revisions may be necessary due to provisions of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to public corporations for compensation paid to any of the Company’s executive officers in excess of $1,000,000 during any fiscal year. It is the current policy of the Compensation Committee to preserve, to the extent reasonably possible, the Company’s ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders.

Respectfully submitted,

M. Ross Johnson, Chairman
Robert F. Allnutt
Carl W. Cotman

Stock Performance Graph

Set forth below is a line graph comparing the cumulative stockholder return on the Company’s Common Stock with the cumulative total return of The American Stock Exchange Composite Index and an industry peer group identified by the Company (the “Peer Group Index”). The Peer Group Index consists of Axonyx, Inc., Indevus Pharmaceuticals, Inc., Spectrum Pharmaceuticals, Inc., Neurobiological Technologies, Inc., StemCells, Inc. and Titan Pharmaceuticals, Inc. The Peer Group Index return consists of the weighted returns of each component issuer according to such issuer’s respective stock market capitalization at the beginning of each period for which a return is indicated.

The graph assumes an investment of $100 in the Company’s Common Stock on January 1, 2000, and an investment in each of The American Stock Exchange Composite Index and the Peer Group Index of $100 on January 1, 2000. The graph covers the period from January 1, 2000 to December 31, 2004.

The calculation of cumulative stockholder return for The American Stock Exchange Composite Index and the Peer Group Index includes the reinvestment of dividends. The calculation of cumulative stockholder return on the Company’s Common Stock does not include reinvestment of dividends because the Company did not pay dividends on the Common Stock during the measurement period. The performance shown is not necessarily an indicator of future price performance.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the transitional six-month period ended December 31, 2004 with management, including a discussion of the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also has discussed with Haskell & White LLP, the Company’s independent auditors for the six months ended December 31, 2004, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee). In addition, the Audit Committee has received the written disclosures and the letter from Haskell & White LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Haskell & White LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with the Company’s independent auditors and the Company’s management, the Audit Committee recommended to the Board of Directors that the Company’s financial statements be included in the Company’s Transition Report on Form 10-K.

Respectfully Submitted,

Peter F. Drake, Chairman
Charles J. Casamento
M. Ross Johnson

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee of the Board of Directors on Executive Compensation, the Report of the Audit Committee of the Board of Directors and the Stock Performance Graph shall not be incorporated by reference into any such filings.

CERTAIN TRANSACTIONS

The Company’s Restated Certificate of Incorporation provides that, pursuant to Delaware Law, directors of the Company shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctions or other forms of non-monetary relief remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. The provision also does not affect a director’s responsibility under any other law, such as the federal securities laws. The Company has entered into Indemnification Agreements with each of its officers and directors that obligate the Company to indemnify them as permitted by applicable law.

See “Employment and Consulting Agreements” for a description of certain arrangements and transactions with executive officers and directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth, to the knowledge of the Company, certain information regarding the beneficial ownership of the Company’s Common Stock as of October 14, 2005, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company’s directors and nominees, (iii) each of the named executive officers in the Summary Compensation Table and (iv) all of the Company’s executive officers and directors as a group. Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares of Common Stock indicated.

Directors, Officers and 5% Stockholders (1)	Shares Beneficially Owned (2)		Percent of Common Stock Beneficially Owned (2)
Robert F. Allnutt	169,834	(3)	*
Charles J. Casamento	136,696	(4)	*
James H. Coleman	497,644	(5)	1.5
Carl W. Cotman, Ph.D.	303,334	(6)	*
Peter F. Drake, Ph.D.	36,667	(7)	*
M. Ross Johnson, Ph.D.	108,334	(8)	*
Harry H. Mansbach, M.D.	240,334	(9)	*
Maria S. Messinger, CPA	202,488	(10)	*
Gary A. Rogers, Ph.D.	433,864	(11)	1.3
Roger G. Stoll, Ph.D.	1,213,861	(12)	3.6
Gary D. Tollefson, M.D.,Ph.D.	72,000	(13)	*
All officers and directors as a group (11 persons)	3,415,056	(14)	9.6

*	Less than one percent

(1)	Except as otherwise indicated, the address of such beneficial owner is at the Company’s principal executive offices, 15231 Barranca Parkway, Irvine, California 92618.

(2)	Applicable percentage of ownership at October 14, 2005 is based upon 32,774,958 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares shown as beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of October 14, 2005 are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person or entity.

(3)	Includes 139,834 shares that may be purchased upon exercise of options within 60 days of October 14, 2005.

(4)	Includes 119,043 shares that may be purchased upon exercise of options within 60 days of October 14, 2005.

(5)	Includes 409,597 shares that may be purchased upon exercise of options within 60 days of October 14, 2005. Beneficial ownership of these shares is shared and held by the James Henry and Nancy Irene Coleman III Revocable Trust.

(6)	Includes 210,334 shares that may be purchased upon exercise of options within 60 days of October 14, 2005.

(7)	Consists of 36,667 shares that may be purchased upon exercise of options within 60 days of October 14, 2005.

(8)	Consists of 108,334 shares that may be purchased upon exercise of options within 60 days of October 14, 2005.

(9)	Includes 133,334 shares that may be purchased upon exercise of options within 60 days of October 14, 2005.

(10)	Includes 192,488 shares that may be purchased upon exercise of options within 60 days of October 14, 2005.

(11)	Includes 291,264 shares that may be purchased upon exercise of options within 60 days of October 14, 2005. Also includes 1,500 shares and 13,400 shares that may be purchased upon exercise of options within 60 days of October 14, 2005, both held by Dr. Rogers’ spouse.

(12)	Includes 1,183,861 shares that may be purchased upon exercise of options within 60 days of October 14, 2005.

(13)	Includes 60,000 shares that may be purchased upon exercise of options within 60 days of October 14, 2005.

(14)	Includes 2,898,156 shares that may be purchased upon exercise of options within 60 days of October 14, 2005.

The Company is not aware of any arrangements that may at a subsequent date result in a change of control of the Company.

PROPOSAL 2

AMENDMENT OF CERTIFICATE OF INCORPORATION TO

INCREASE AUTHORIZED COMMON STOCK

The Board of Directors has unanimously approved a proposed amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 50,000,000 to 75,000,000 and to increase the aggregate number of authorized shares of capital stock from 55,000,000 to 80,000,000, with no increase in the 5,000,000 authorized shares of Preferred Stock. If the amendment is approved by the stockholders, the text of paragraph (A)(1) of Article Fourth of the Company’s Restated Certificate of Incorporation will be amended and restated to read in its entirety as follows:

“FOURTH: (A)(1) - AUTHORIZED CAPITAL. The total number of shares of capital stock which the Company has the authority to issue is 80,000,000 consisting of 75,000,000 shares of Common Stock, $0.001 par value per share (the ‘Common Stock’), and 5,000,000 shares of Preferred Stock, $0.001 par value per share (the ‘Preferred Stock’).”

As more fully set forth below, the proposed amendment is intended to improve the Company’s flexibility in meeting its future needs for unreserved Common Stock. However, and while this is not the intent of the proposal, in addition to general corporate purposes, the proposed amendment can be used to make more difficult a change in control of the Company.

As of the close of business on September 30, 2005, the Company had 50,000,000 shares of Common Stock issued and reserved for issuance upon conversion of outstanding Series B Convertible Preferred Stock, under all warrant and option agreements, and for potential repayment of the Company’s advance from the Institute for the Study of Aging, calculated as follows:

Shares issued and outstanding	32,763,122
Shares issuable upon conversion of outstanding shares of Series B Convertible Preferred Stock	3,679
Shares reserved for issuance under issued and outstanding warrants	10,457,972
Shares reserved for issuance under issued and outstanding options	6,215,057
Shares reserved for issuance under stock option plans	496,494
Shares reserved for potential repayment to The Institute for the Study of Aging	63,676

50,000,000

After taking into consideration the above shares issued and reserved for issuance and assuming no increase in the number of authorized shares, the Company has no unreserved shares of Common Stock available to raise additional capital.

Reasons for the Amendment

From its inception, the Company generally has funded its operations through the issuance of Common Stock, securities convertible into its Common Stock, or through collaborative research and licensing agreements secured with larger pharmaceutical companies. While it continues to seek additional corporate alliances to fund the advanced development of its AMPAKINE technology, the Company believes that its ability to attract such alliances — and the financial terms of such alliances — will be improved if the Company further invests in the early development of its compounds before it secures such collaborative partners. Many of the past efforts to license the Company’s technology have involved early stage compounds that the Company was unable to fully develop itself because of inadequate funds. The ability to negotiate a financially strong agreement was undermined by the need to license early stage technology in order to continue the operations of the Company. As a result, the Company was unable to obtain sufficient funds to continue to develop compounds that might have produced superior results and be more attractive licensing candidates. Corporate partnerships often involve the possibility of an equity investment as part of a licensing arrangement. In order to strengthen the Company’s financial position and negotiate favorable agreements with other potential licensees, the Board of Directors strongly recommends that stockholders approve the proposal to increase the authorized number of shares of Common Stock.

The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is essential to facilitate the Company’s efforts to raise additional capital to fund its research and development of the AMPAKINE technology. Such shares could be used for either a private placement for increased funding or to help secure a licensing/development agreement with a larger pharmaceutical partner who may seek an equity arrangement as part of an agreement.

If the stockholders do not approve this proposal to increase the number of authorized shares, the Company will be severely limited in its ability to finance any further development of the AMPAKINE technology. Alternatively, the Company may be required to immediately hold a special stockholders meeting to seek approval to increase the authorized number of shares of Common Stock, which would cost the Company substantial additional expenditures, and may jeopardize any such transaction based on the resultant delays in obtaining such approval.

Moving forward, it is difficult for the Company to estimate its stock price and thus, the number of shares that may be issued to obtain any necessary funding, based on a number of uncertainties, which include, but are not limited to:

•	The uncertainty of future research and development costs associated with the Company’s technology due to the number of unknowns and uncertainties associated with preclinical and clinical trial development, including, but not limited to, the uncertainties relating to (i) future clinical trial results, (ii) the number of patients to be treated in any clinical trial, and (iii) protocol changes and modifications in the design of the Company’s clinical studies, each of which may increase or decrease its future expenses;

•	The uncertainty of future partnering or licensing revenue, including potential equity investments into the Company, whereby the Company would possibly issue stock directly to a strategic partner; and

•	The uncertainty of the Company’s access to the capital markets and its cost of capital.

The increased number of authorized shares of Common Stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve and no further vote of stockholders of the Company will be required, except as provided under Delaware law or under the rules of any national securities exchange or market on which shares of Common Stock of the Company are at the time listed. The availability of additional shares for issuance, without the delay and expense of obtaining the approval of stockholders at a special meeting, will afford the Company greater flexibility in acting upon proposed transactions.

The Company currently has no plans to issue any additional shares of Common Stock other than the shares that previously have been reserved for issuance as described above and other than replenishing 2,147,562 shares of Common Stock for issuance pursuant to authorized but unissued stock options to be granted under the Company’s 1996 Stock Incentive Plan. In order to ensure that the Company had sufficient authorized shares of Common Stock to complete its private placement on December 14, 2004, the Board of Directors approved the reclassification of up to 1,400,000 shares of the Company’s Common Stock that were reserved for issuance under the Company’s 1996 Stock Incentive Plan. A total of 1,280,834 shares were reclassified to general authorized and unissued shares of the Company’s Common Stock, with a corresponding reduction of 1,280,834 shares in the number of shares issuable under the Company’s 1996 Stock Incentive Plan.

Additionally, the Company’s 1996 Stock Incentive Plan provides that on the last day of each fiscal year of the Company, a number of shares equal to twenty percent (20%) of the increase in the number of shares of Common Stock outstanding since the last day of the previous fiscal year (except in the case of fiscal year ended June 30, 1997, in which case the added shares of Common Stock shall equal twenty percent (20%) of the increase in the number of shares of Common Stock outstanding since October 25, 1996) shall be added to the aggregate number of shares authorized for issuance under the 1996 Stock Incentive Plan. The shares reserved under the 1996 Stock Incentive Plan were not increased as of the last day of the transitional fiscal year ended December 31, 2004 given that there were no authorized shares of Common Stock available for such increase. If the proposal to increase the authorized shares of Common

Stock is approved, 866,728 shares of such approved increase would be used to replenish the reserved shares under the 1996 Stock Incentive Plan, representing twenty (20%) of the increase in the number of shares of Common Stock outstanding from June 30, 2004 to December 31, 2004.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that additional authorized shares are issued in the future, they would decrease the existing stockholder’s percentage equity ownership and, depending on the price at which they are issued, may be dilutive to existing stockholders. The additional shares of Common Stock for which authorization is sought would have identical rights, preferences and privileges to the shares of Common Stock of the Company authorized prior to approval of this proposal. Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof.

In February 2002, the Company adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of the Company’s Common Stock to stockholders of record on the close of business on February 15, 2002. One Right also attaches to each share of Common Stock subsequently issued by the Company. In general, the Rights become exercisable or transferable only upon the occurrence of certain events related to changes in ownership of the Common Stock and would have the effect of substantially diluting the equity interest in the Company to a person’s or group’s ownership interest in the Common Stock that attempts to acquire the Company on terms not approved by the Company’s Board of Directors.

The increase in the authorized Common Stock may facilitate certain other anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. For example, the Board of Directors could cause additional shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. Additionally, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through an acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of such shares could dilute the Common Stock ownership of such person or entity. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving the Company. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company, and this proposal is not being made in response to any such attempts.

The Restated Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of Preferred Stock, of which 514,500 shares remain undesignated as of September 30, 2005. In 2002, the Board of Directors designated 35,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock in connection with its adoption of the Shareholders Rights Plan (discussed above). The Board of Directors, within the limitations and restrictions contained in the Restated Certificate of Incorporation, applicable law and stock exchange regulations, and without further action by the Company’s stockholders, has the authority to issue the remaining undesignated Preferred Stock with rights that could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company.

The Company is also governed by Section 203 of the Delaware General Corporation Law (the “Delaware anti-takeover law”), which provides that certain “business combinations” between a Delaware corporation whose stock is generally traded or held of record by more than 2,000 stockholders, such as the Company, and an “interested stockholder” (generally defined as a stockholder who beneficially owns 15% or more of a Delaware corporation’s voting stock) are prohibited for a three-year period following the date that such stockholder became an “interested stockholder,” unless certain exceptions apply. The term “business combination” is defined generally to include, among other transactions, mergers, tender offers and transactions which increase an “interested stockholder’s” percentage ownership of stock in a Delaware corporation.

While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not proposed for such reason or prompted by any specific effort or takeover threat currently perceived by the Board of Directors. Moreover, the Board of Directors does not currently intend to propose additional anti-takeover measures in the foreseeable future.

Vote Required; Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required to authorize the proposed increase in the authorized number of shares of Common Stock. Both abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against this proposal 2.

The Board of Directors unanimously recommends that you vote FOR the proposal to amend the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 to 75,000,000. Proxies solicited by management for which no specific direction is included will be voted FOR the proposal unless a vote against the proposal or abstention is specifically indicated.

Board of Directors’ Reservation of Rights

The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate in order to carry out the purposes and intentions of this proposal 2, including, without limitation, editorial modifications or any other change to the proposed amendment to the Restated Certificate of Incorporation which the Board of Directors may adopt without stockholder vote in accordance with Delaware General Corporation Law.

No Dissenters’ Rights

Under Delaware law, stockholders are not entitled to dissenters’ rights of appraisal with respect to this proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Haskell & White LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2005. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal. If this proposal is not approved, the Audit Committee shall reconsider its selection and submit its recommendation to the Board of Directors.

Haskell & White LLP was engaged by the Audit Committee effective following the filing of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004. Haskell & White LLP audited the financial statements of the Company for the period ended December 31, 2004. A representative of Haskell & White is expected to be present by teleconference at the meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so. Ernst & Young LLP audited the Company’s financial statements for the prior fiscal year ended June 30, 2004. Its representatives are not expected to be present at the meeting.

The Company’s Board of Directors recommends that you vote FOR the ratification of Haskell & White LLP as its independent auditors for the fiscal year ending December 31, 2005. Proxies solicited by management for which no specific direction is included will be voted FOR the ratification of Haskell & White LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.

Change in Independent Auditors

The Company’s financial statements for the years ended June 30, 2004 and 2003, respectively, were audited by Ernst & Young LLP, independent auditors. The Audit Committee dismissed Ernst & Young LLP and engaged Haskell & White LLP as its independent auditors, to be prospectively effective immediately following the filing of the Company’s quarterly report on Form 10-Q for September 30, 2004. The decision to change accountants was recommended and approved by the Audit Committee in an effort to engage a firm more commensurate with the Company’s size, scope and service needs in the current accounting environment, including the increased audit requirements imposed by the Sarbanes-Oxley Act of 2002, while maintaining cost-effectiveness for the Company. The reports of Ernst & Young LLP for the years ended June 30, 2004 and 2003, respectively, contained no adverse opinions, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles, except that Ernst & Young LLP’s report on the Company’s financial statements for the fiscal year ended June 30, 2003 contained an explanatory note relating to the Company’s change in its revenue recognition policy.

During the fiscal years ended June 30, 2004 and 2003, and the subsequent interim period prior to engaging Haskell & White LLP, there were no disagreements between the Company and Ernst & Young LLP on any accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. There were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Neither the Company, nor anyone else acting on its behalf, consulted with Haskell & White LLP during the Company’s fiscal years ended June 30, 2004 or 2003, or the subsequent interim period prior to engaging Haskell & White LLP, with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees

The aggregate fees of Haskell & White LLP, the Company’s independent auditors, for audit services totaled approximately $13,000 for the six months ended December 31, 2004, and primarily included fees for interim procedures performed in connection with the audit of the transitional six-month period ended December 31, 2004. The aggregate fees of Ernst & Young LLP, the Company’s former independent auditors, for audit services totaled approximately $88,700 for the fiscal year ended June 30, 2004 and approximately $87,200 for the fiscal year ended June 30, 2003, including fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q. For the fiscal year ended June 30, 2004, aggregate fees included amounts for services related to the Company’s registration statements filed in connection with its private placements of common stock. For the fiscal year ended June 30, 2003, aggregate fees included amounts for statutory audits required in connection with the Company’s Small Business Innovative Research grants from the National Institutes of Health.

Audit-Related Fees

Haskell & White LLP did not provide, did not bill and was not paid any fees for the six months ended December 31, 2004 for audit-related services. Similarly, Ernst & Young LLP did not provide, did not bill and was not paid any fees in the fiscal year ended June 30, 2004 or 2003 for audit-related services.

Tax Fees

Haskell & White LLP did not provide, did not bill and was not paid any fees for tax services during the six months ended December 31, 2004. Fees for tax services provided by Ernst & Young LLP, including tax compliance, tax advice and tax planning totaled approximately $14,100 in the fiscal year ended June 30, 2004 and $14,300 in the fiscal year ended June 30, 2003.

All Other Fees

There were no other fees for services provided by Haskell & White LLP for the six months ended December 31, 2004. Additionally, there were no other fees for services provided by Ernst & Young LLP for either the fiscal year ended June 30, 2004 or 2003.

All of the services described under headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were pre-approved by the audit committee.

The Audit Committee has determined that the provision of services, in addition to audit services, rendered by Haskell & White LLP and the fees paid therefor for the six months ended December 31, 2004 were compatible with maintaining Haskell & White LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor provides the Audit Committee with an audit plan including proposed fees in advance of the annual audit. The Audit Committee approves the plan and fees for the audit.

For non-audit services, the Company’s senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage the independent auditor to provide during the fiscal year. The Company’s senior management and the independent auditor will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at the 2006 Annual Meeting of Stockholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s offices, 15231 Barranca Parkway, Irvine, California 92618, addressed to the Secretary, no later than June 23, 2006 in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

Additionally, under Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended, if a stockholder fails to notify the Company of a proposal at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2006 Annual Meeting of Stockholders, a stockholder proposal not previously submitted for the Company’s proxy statement may be submitted until September 6, 2006; thereafter, the Company will use its voting authority as described above.

Notwithstanding the foregoing deadlines, in the event that the Company holds its 2006 Annual Meeting of Stockholders in late April or May 2006 (as opposed to December 2006), as is currently anticipated, the Company will provide notice of the revised deadlines in accordance with the rules and regulations of the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the six months ended December 31, 2004, all of the Company’s officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

THE COMPANY WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY (WITHOUT EXHIBITS) OF THE COMPANY’S TRANSITION REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE SIX MONTHS ENDED DECEMBER 31, 2004. REQUESTS SHOULD BE MAILED TO THE SECRETARY, CORTEX PHARMACEUTICALS, INC., 15231 BARRANCA PARKWAY, IRVINE, CALIFORNIA 92618.

By Order of the Board of Directors

Maria S. Messinger, CPA
Secretary

October 24, 2005

CORTEX PHARMACEUTICALS, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

Roger G. Stoll, Ph.D., with full power of substitution, is hereby appointed proxy to vote the stock of the undersigned in Cortex Pharmaceuticals, Inc. at the Annual Meeting of Stockholders on December 1, 2005, and at any postponement and adjournment thereof, to be held at The American Stock Exchange, 86 Trinity Place, New York, New York, 10006, at 11:00 a.m. Eastern Standard Time.

Management recommends that you vote FOR Proposals 1, 2 and 3.

1. PROPOSAL 1 ELECTION OF DIRECTORS.

`	FOR all Nominees listed below

(except as indicated to the contrary below)

`	WITHHOLD AUTHORITY to

vote for all Nominees listed below

Robert F. Allnutt, Charles J. Casamento, Carl W. Cotman, Ph.D., Peter F. Drake, Ph.D., M. Ross Johnson, Ph.D. , Roger G. Stoll, Ph.D. and Gary D. Tollefson, M.D., Ph.D.

INSTRUCTION: To withhold authority to vote for any individual Nominee, write that Nominee’s name in the space provided below.

2. PROPOSAL 2 APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK FROM 50,000,000 TO 75,000,000.

` FOR

` AGAINST

` ABSTAIN

3. PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF HASKELL & WHITE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

` FOR

` AGAINST

` ABSTAIN

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.

[Front of Proxy Card]

THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SEVEN DIRECTOR NOMINEES LISTED ABOVE, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

Please sign exactly as name appears hereon.

Date:                            , 2005

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE IMMEDIATELY DATE, SIGN AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS IMPORTANT MATTER.

[Back of Proxy Card]